Exhibit 99.1

          The TJX Companies, Inc. Completes Acquisition of Bob's Stores

    FRAMINGHAM, Mass.--(BUSINESS WIRE)--Dec. 24, 2003--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced that it has completed its acquisition of Bob's Stores, a Connecticut-based, value-oriented retail chain in the Northeast.
    TJX has purchased substantially all of the assets of Bob's Stores and its subsidiaries and assumed leases for 31 of Bob's Stores' locations, its Meriden, Connecticut, office and warehouse lease, along with specified operating contracts, and customer, vendor and employee obligations. The estimated purchase price of $59 million is subject to final adjustments, including a physical inventory, and is net of funds provided by a third party.
    Edmond J. English, President and Chief Executive Officer of The TJX Companies, Inc., stated, "I am very pleased with the addition of Bob's Stores to the TJX family of companies, which represents another prospect for our Company's growth well into the future. With our excellent track record of starting and acquiring businesses, we believe Bob's Stores will be a significant long-term growth vehicle for TJX, with the potential over time of providing a multi-billion-dollar revenue stream and growing to be a chain of 400 stores in the U.S. While we see significant long-term potential with Bob's Stores, this acquisition is expected to have only a minimal impact on TJX's earnings per share over the next few years. We welcome Bob's Stores' management team and organization to TJX and look forward to working with them."
    The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 749 T.J. Maxx, 674 Marshalls, 182 HomeGoods, 99 A.J. Wright, and 31 Bob's stores in the United States. In Canada, the Company operates 160 Winners and 25 HomeSense stores, and in Europe, 147 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.
    For more detailed information about Bob's Stores, its strategic fit with TJX, and TJX's future plans for this business, you may access a recorded message from October 2003, when TJX originally announced its plan to purchase Bob's Stores, via the Internet at www.tjx.com.

    SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions including effects of wars, other military actions and terrorist incidents; consumer confidence, demand and preferences; weather patterns; competitive factors, including continuing pressure from pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store and distribution center locations on suitable terms; recruiting quality sales associates and other associates; the availability, selection and purchasing of attractive merchandise on favorable terms and the effective management of inventory levels; import risks, including potential disruptions in supply and duties, tariffs and quotas on imported merchandise, including economic, political or other problems in countries from which merchandise is imported; currency and exchange rate factors in our foreign and buying operations; ability to continue successful expansion of our store base at the rate projected; risks in the development of new businesses and application of our off-price strategies in additional foreign countries; factors affecting expenses including pressure on wages and benefits; our acquisition and divestment activities; our ultimate liability with respect to leases relating to discontinued operations including indemnification and other factors affecting or mitigating our liability; changes in laws and regulations; factors which affect our ability to execute our business plan for Bob's Stores and achieve profitability; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323